AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of April 11, 2024 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and NORTHERN LIGHTS FUND Trust II (the “Fund”), an open-end management investment company organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, for itself and on behalf of each of its Portfolios listed on Schedule I to the Agreement (as defined below).

WHEREAS, BBH&Co. and the Fund entered into a Custodian and Transfer Agent Agreement, dated as of August 31, 2021 (as amended, modified and/or supplemented to date, the “Agreement”) and all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement; and

WHEREAS, BBH&Co. and the Fund desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Fund hereby agree as follows:

1.                  The Agreement is hereby amended by deleting the existing Schedule I (List of Series/Portfolios) to the Agreement and replacing it with the Schedule I (List of Series/Portfolios) attached hereto.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, portable document format (PDF) or telefax of the signed and countersigned Amendment shall be acceptable evidence of the existence of the Amendment.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Hugh Bolton

Name: Hugh Bolton

Title: Principal

Date: April 26, 2024

NORTHERN LIGHTS FUND TRUST II

By: /s/ Allyson Sewart

Name: Allyson Stewart

Title: Assistant Secretary

Date: April 16, 2024

SCHEDULE I: LIST OF SERIES/PORTFOLIOS

As amended April 11, 2024

The Future Fund Active ETF

Beacon Selective Risk ETF

Beacon Tactical Risk ETF

The Future Fund Long Short ETF

GGM Macro Alignment ETF

PeakShares Sector Rotation ETF